Exhibit 99.1

Storage Technology Corporation             303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130

NEWS RELEASE

Contact:	Karla J. Kimrey
Vice President, Investor Relations
303.673.5020
ask_stk@storagetek.com

STORAGETEK ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS
Expected Earnings from First Quarter Increases – Revenue Flat

LOUISVILLE, Colo., July 8, 2004 – StorageTek® (Storage Technology Corp., NYSE:STK) today announced preliminary results for the second quarter 2004. Total revenue is anticipated to be in the range of $510 million to $520 million and net income is expected to be between $0.29 and $0.33 diluted earnings per share.

“We are excited about the market reception of our new modular libraries, the SL8500 and SL500. However, similar to other companies in the industry, we found this to be a challenging period,” said Patrick J. Martin, StorageTek chairman, president and chief executive officer. “This is not the quarter that we had expected to deliver. We experienced an unexpected, but definite decline in order flow during the last two weeks of the quarter. On a positive note, we successfully managed our business, both margins and expenses, such that we continue to show both sequential and year-over-year earnings growth.”

StorageTek will announce second quarter 2004 financial results after the market closes July 20, 2004.

Certain statements, projections and forecasts contained herein regarding StorageTek’s future performance and financial results, future products, and business plans constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause StorageTek’s actual results to differ materially.

Some of these risks and uncertainties include, but are not limited to, StorageTek’s ability to develop, manufacture and market new products and services successfully; the effect of product mix and distribution channel mix on our gross margins; our ability to execute our Information Lifecycle Management strategy; competitive pricing pressures; rapid technological changes in the markets in which we compete; our ability to attract and

-more-

STORAGETEK ANNOUNCES PRELIMINARY Q2 04 RESULTS 2-2-2/

retain highly skilled employees; changes in our management; our ability to protect and develop intellectual property rights; our reliance on certain sole source suppliers; our ability to obtain quality parts and components in a timely manner; general economic conditions in the United States and globally; and other risks described in StorageTek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that are filed with the Securities and Exchange Commission and which are available on the SEC’s website.

About StorageTek

StorageTek is a $2 billion global company that enables businesses, through its information lifecycle management strategy, to align the cost of storage with the value of information. The company’s innovative storage solutions manage the complexity and growth of information, lower costs, improve efficiency and protect investments. For more information, see www.storagetek.com, or call 1.800.786.7835.

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